Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

ESH HOSPITALITY, INC.

Effective as of February 23, 2018

ARTICLE I

Offices

SECTION 1. Registered Office. The registered office of ESH Hospitality, Inc. (the “Corporation”) within the State of Delaware shall be as set forth in the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), which at the time of adoption of these Bylaws is: c/o National Registered Agents, Inc., 1209 Orange Street, Wilmington, Delaware 19801.

SECTION 2. Other Offices. The Corporation may also have an office or offices other than the registered office at such place or places, either within or without the State of Delaware, as the Board shall from time to time determine or the business of the Corporation may require.

SECTION 3. Books. The Corporation may keep its books within or without the State of Delaware as the Board may from time to time determine or the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

SECTION 1. Place of Meetings. (a) All meetings of the stockholders that are to be held at a physical location for the election of directors or for any other purpose shall be held at any such physical location, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) shall from time to time designate and state in the notice of the meeting.

(b) The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Delaware General Corporation Law (the “DGCL”) and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications and may determine that any meeting of stockholders will not be held at any physical location but will be held solely by means of remote communication. Stockholders and proxyholders complying with those procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether the meeting is to be held at a designated place or solely by means of remote communication.

SECTION 2. Annual Meeting. The annual meeting of stockholders shall be held at such date and time as the Board designates from time to time and states in the notice of meeting.

SECTION 3. Special Meetings. Special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time by the Board or the Chairman of the Board, if one shall have been elected. In addition, so long as the Sponsors (as defined in the Certificate of Incorporation) and their respective Affiliates (as defined below) (collectively herein, the “Sponsors”) collectively own directly or indirectly at least 50% of the issued and outstanding Class B Common Stock (as defined in the Certificate of Incorporation) entitled to vote at such meeting, special meetings of the stockholders, unless otherwise prescribed by statute, shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least 20% of the voting power of the issued and outstanding Common Stock entitled to vote at such meeting. For purposes of this Article II, Section 3, “Affiliate” means with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise and “person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, joint venture, unincorporated organization or a government or any agency or political subdivision thereof. The Board may propose business to be transacted at any special meeting of the stockholders, whether or not such meeting is called by or at the direction of the Board.

SECTION 4. Notice of Meetings. The Corporation shall give written notice of each annual and special meeting of stockholders, not less than ten nor more than 60 days before the date of the meeting, except as the DGCL or the Certificate of Incorporation requires from time to time, to each stockholder of record entitled to vote at the meeting (as of the record date for determining the stockholders entitled to notice of the meeting) at such address as appears on the records of the Corporation stating the following:

(a) the date, place, if any, and time of the meeting;

(b) the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at the meeting;

(c) the record date for purposes of determining the stockholders entitled to vote at the meeting (if the date is different from the record date for determining the stockholders entitled to notice of the meeting); and

(d) in the case of a special meeting, the purpose or purposes for which the meeting is called.

Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. If the meeting of stockholders is to be held solely by means of remote communication, the notice of meeting must provide the information required to access the stockholder list referred to in Section 5 of this Article II during the meeting.

SECTION 5. List of Stockholders. A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order (for each class of stock), showing the address of and the number of shares registered in the name of each stockholder shall be open to the examination of any such stockholder for a period of at least ten days prior to the meeting in the manner provided by law; provided that if the record date for determining the stockholders entitled to vote at the meeting is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Any stockholder may examine the list during the whole time of the meeting as law provides. The stock ledger shall be the only evidence as to the identity of the stockholders entitled to examine such stock list and entitled to vote at the meeting and the number of shares that each of them holds.

SECTION 6. Quorum, Adjournments.

(a) Stockholders holding a majority of the voting power of all of the shares of the Corporation entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as statute, the Certificate of Incorporation or these Bylaws otherwise require. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of the class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

(b) Whether or not a quorum is present at any meeting of stockholders, the chairman of the meeting or, if a quorum is not present at any meeting of stockholders, the stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock present in person or by proxy at the meeting and entitled to vote thereon, shall have the power to adjourn the meeting from time to time, without notice. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

SECTION 7. Organization. At each meeting of stockholders, the Chairman of the Board, or such person as the Chairman of the Board may have designated, or, in his or her absence, the Chief Executive Officer or, in his or her absence, such person as the Board may have designated shall act as chairman of the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting shall act as secretary of the meeting and keep the minutes of the meeting.

SECTION 8. Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the rules, regulations and procedures of the meeting. These rules, regulations or procedures may include, without limitation, the following:

(a) regulation of the manner of voting;

(b) the establishment of an agenda or order of business for the meeting;

(c) rules and procedures for maintaining order at the meeting and the safety of those present;

(d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman shall determine;

(e) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; and

(f) limitations on the time allotted to questions or comments by participants.

The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

SECTION 9. Voting.

(a) Except as statute or the Certificate of Incorporation otherwise require, at all meetings of the stockholders, each stockholder entitled to vote under the Certificate of Incorporation and these Bylaws shall be entitled to one vote, in person or by proxy, for each share of voting stock that the stockholder of record on the record date owns for purposes of determining the stockholders entitled to vote at the meeting. Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by a proxy that is in writing or transmitted as law permits, including, without limitation, by means of electronic transmission that the stockholder or the stockholder’s attorney-in-fact executes or authorizes, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or until the time designated in the order of business for so delivering such proxies. Any proxy transmitted electronically shall set forth information from which it can be determined by the secretary of the meeting that the stockholder authorized the electronic transmission.

(b) Except for the election of directors, when a quorum is present at any meeting, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote on a question brought before the meeting, present and voting, affirmatively or negatively, in person or represented by proxy, shall decide the question, unless the question is one upon which an express provision of statute, the Certificate of Incorporation, these Bylaws or the applicable rules and regulations of the New York Stock Exchange requires a different vote, in which case the express provision shall govern and control the decision of the question. A nominee for director, duly nominated as determined by the Chairman of the Board as of the record date for determining the stockholders entitled to notice of the annual meeting, shall be elected to the Board by the affirmative vote of at least a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote in the election of directors, present and voting, affirmatively or negatively, in person or represented by proxy; provided, however, that, if the number of nominees exceeds the number of directors to be elected by the stockholders at any meeting, then directors shall be elected by a plurality of the votes cast by the stockholders entitled to vote at the election at such meeting.

SECTION 10. Notice of Stockholder Business and Nominations.

This Article II, Section 10 shall apply only to holders of the Class B Common Stock:

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business that the stockholders should consider may be made at an annual meeting of stockholders:

(A)	pursuant to the Corporation’s proxy materials with respect to the meeting;

(B)	by or at the direction of the Board; or

(C)	by any stockholder of the Corporation who:

(x)	was a stockholder of record at the time of giving of notice provided for in this Section 10(a) of this Article II;

(y)	at the time of the annual meeting, is entitled to vote at the meeting; and

(z)	complies with the notice procedures set forth in this Section 10(a) of this Article II as to such business or nomination.

Section 10(a)(i)(C) and Section 11 of this Article II shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and included in the Corporation’s proxy materials) before an annual meeting of stockholders.

(ii) Without qualification, for a stockholder to properly bring any nominations or business before an annual meeting pursuant to Section 10(a)(i)(C) of this Article II,

(A) the stockholder must have given timely notice of those nominations or business in writing to the Secretary;

(B) such other business must otherwise be a proper matter for stockholder action; and

(C) the record stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement that these Bylaws require.

To be timely, a stockholder must deliver the stockholder’s notice to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, subject to the last sentence of this Section 10(a)(ii) of this Article II, that:

(1) if the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary date or if no meeting was held in the preceding year, the stockholder must deliver the stockholder’s notice not earlier than the 120th day prior to the date of the annual meeting and not later than the later of the 90th day prior to the date of the annual meeting; provided that, for the first annual meeting to be held after the initial public offering of stock of the Corporation, a stockholder’s notice, to be timely, must be so delivered on the date publicly announced by the Corporation as the deadline for receipt from record stockholders of business proposals and nominations for director for purposes of this Bylaw, and provided that such date fixed as the deadline must be at least 30 days after such public announcement; or

(2) if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the 10th day following the date on which the Corporation first makes public announcement of the date of the meeting.

In no event shall any adjournment or postponement or recess of an annual meeting or the announcement of the adjournment or postponement or recess commence a new time period for the giving of a stockholder’s notice as described above.

(iii) To be in proper form, a stockholder’s notice (whether given pursuant to this Section 10(a) or Section 10(b) of this Article II) to the Secretary must:

(A) set forth, as to the record stockholder giving the notice and any Stockholder Associated Person (as defined below) of the record stockholder (each, a “Party”):

(w) the name and address of each Party (which name and address of any Party that is a record stockholder shall be the name and address for the record stockholder as they appear on the Corporation’s books);

(x) the following information:

(I) the class, series, and number of shares of the Corporation that the Party, directly or indirectly, owns beneficially or of record;

(II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not the instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) that the Party, directly or indirectly, owns beneficially, and any other direct or indirect opportunity that the Party has to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(III) to the extent not disclosed pursuant to clause (II) above, the principal amount of any indebtedness of the Corporation or any of its subsidiaries that the Party beneficially owns, together with the title of the instrument under which the indebtedness was issued and a description of any Derivative Instrument entered into by or on behalf of the Party relating to the value or payment of any indebtedness of the Corporation or any of its subsidiaries;

(IV) any proxy, contract, arrangement, understanding, or relationship pursuant to which the Party has a right to vote any shares of any security of the Corporation;

(V) any short interest in any security of the Corporation that the Party holds (for purposes of this Bylaw, a person shall be deemed to have a short interest in a security if the person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(VI) any rights to dividends on the shares of the Corporation that the Party owns beneficially that are separated or separable from the underlying shares of the Corporation;

(VII) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

(VIII) any performance-related fees (other than an asset-based fee) that each such Party is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of the notice, including (without limitation) any such interests that members of each such Party’s immediate family sharing the same household holds

(which information set forth in this subsection (A)(x) shall be updated and supplemented by each Party (1) not later than five business days after the record date for notice of the meeting to disclose such ownership as of such record date, and (2) not later than eight business days prior to the date of the meeting in order to disclose such ownership as of the date that is 10 business days prior to the date of the meeting);

(y) any other information relating to each Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(z) a statement whether or not any Party will engage in a solicitation with respect to the nomination or business and, if so, the name of each participant in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to (A) in the case of business, holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the business to be proposed or (B) in the case of nominees for director, at least the percentage of the voting power of the Corporation’s outstanding capital stock reasonably believed by such Party to be sufficient to elect the nominee or nominees proposed to be nominated by any such Party (the statement, a “Solicitation Statement”);

(B) if the notice relates to any business that the stockholder proposes to bring before the meeting, set forth:

(x) a brief description of the business that the stockholder desires to bring before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if the business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting the business at the meeting and any material interest of each Party in the business; and

(y) a description of all agreements, arrangements and understandings between each Party, and any other person or persons (including their names) in connection with the proposal of the business by the stockholder; and

(C) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board:

(x) all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(y) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among each Party, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if each Party was the “registrant” for purposes of the rule and the nominee were a director or executive officer of the registrant.

For purposes of these Bylaws, a “Stockholder Associated Person” of any stockholder means:

(1) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Exchange Act) of the stockholder that owns beneficially or of record any capital stock or other securities of the Corporation; and

(2) any person acting in concert with the stockholder or any affiliate or associate of the stockholder with respect to the capital stock or other securities of the Corporation.

(iv) Any proposed nominee shall:

(A) complete, sign and return to the Corporation a questionnaire, in a form the Corporation provides, relating to the background and qualification of such nominee; and

(B) sign and return a written representation and agreement, in a form the Corporation provides, that the person:

(x) is not and will not become a party to (I) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (II) any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the Corporation, with the person’s fiduciary duties under applicable law that has not been disclosed to the Corporation;

(y) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation; and

(z) in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

In addition, the Corporation may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Corporation. The Corporation may also require any proposed nominee to furnish other information as the Corporation may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee.

In addition, a stockholder seeking to bring an item of business before the annual meeting shall promptly provide any other information the Corporation reasonably requests. A person shall not be eligible for election or re-election as a director at an annual meeting unless:

(1)	a record stockholder nominates the person in accordance with Section 10(a)(i)(C) or Section 11 of this Article II; or

(2)	the Board nominates or directs the nomination of the person. Only the business brought before the meeting in accordance with the procedures set forth in this section shall be conducted at an annual meeting of stockholders.

(v) Notwithstanding anything in Section (10)(a)(ii) of this Article II to the contrary, if the number of directors to be elected to the Board at an annual meeting is increased and the Corporation does not make a public announcement naming the nominees for the additional directorships at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 10(a)(ii), a stockholder’s notice required by this Section 10(a) of this Article II shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the tenth day following the day on which the Corporation first makes the public announcement.

(b) Special Meetings of Stockholders. All business to be conducted at a special meeting of stockholders must be brought before the meeting pursuant to the Corporation’s notice of meeting. Stockholders may make nominations of persons for election to the Board at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i) by or at the direction of the Board; or

(ii) if directors are to be elected at the meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 10 of this Article II is delivered to the Secretary, who is entitled to vote at the meeting and entitled to vote for the election of such directors and who delivers a written notice to the Secretary setting forth the information set forth in Section 10(a)(iii) of this Article II.

If the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, the stockholder may nominate a person or persons (as the case may be) for election to the position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by the preceding sentence with respect to any nomination is timely. To be timely, the stockholder must deliver the notice to the Secretary at the principal executive offices of the Corporation not earlier than the later of the 90th day prior to the date of the special meeting or, if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. In no event shall any adjournment or postponement of a special meeting or the announcement of any adjournment or postponement commence a new time period for the giving of a stockholder’s notice as described above.

(c) General.

(i)	Notwithstanding the foregoing provisions of this Section 10 of this Article II, a stockholder who seeks to have any proposal included in the Corporation’s proxy materials must provide notice as required by and otherwise comply with the applicable requirements of the rules and regulations under the Exchange Act. Nothing in this Section 10 of this Article II shall be deemed to affect any rights

(A)	of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act; or

(B)	of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(ii)	The chairman of a meeting shall determine all matters relating to the conduct of the meeting, including, but not limited to, determining whether any nomination or item of business has been properly brought before the meeting in accordance with these Bylaws, and if the chairman should so determine and declare that any nomination or item of business has not been properly brought before an annual or special meeting, then the nomination shall be disregarded and the business shall not be transacted at the meeting. Business or nominations shall be deemed to have not been brought in accordance with this Section 10 if (A) any Party with respect to whom a Solicitation Statement is made acts contrary to the representations set forth in such Solicitation Statement or (B) any nominee for director election fails to deliver the questionnaire or written representation and agreement contemplated by Section 10(a)(iv) within 10 days of a request therefor by the Corporation.

(iii)	Notwithstanding the foregoing provisions of this Section 10 of this Article II, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or item of business, the proposed business shall not be transacted and the nomination shall be disregarded, notwithstanding that the Corporation may have received proxies in respect of the vote. For purposes of this Section 10(c)(iii) of this Article II, to be considered a qualified representative of the stockholder, a person must:

(A) be a duly authorized officer, manager or partner of the stockholder; or

(B) be authorized by a writing executed by the stockholder or an electronic transmission delivered by the stockholder to act for the stockholder as proxy at the meeting of stockholders and produce the writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv) Notwithstanding the foregoing provisions of this Section 10 of this Article II, for so long as the Sponsors own at least 50% of the outstanding Class B Common Stock, the provisions of this Section 10 of this Article II shall not apply to such stockholders.

SECTION 11. Proxy Access for Director Nominations.

This Article II, Section 11 shall apply only to holders of the Class B Common Stock:

Whenever the Board solicits proxies with respect to an annual meeting of stockholders, the Corporation shall include in its proxy statement for such annual meeting, in addition to the persons nominated at the direction of the Board for election to the Board (the “Board Nominees”), the name, together with the Required Information (defined below), of any person or persons, as applicable, nominated for election as a director (each such person, a “Stockholder Nominee”) pursuant to a timely notice that satisfies this Section 11 delivered by one or more stockholders who satisfy, or are acting on behalf of persons who satisfy, the ownership and other requirements of this Section 11 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”), and who expressly elects at the time of providing the notice required by this Section 11 (the “Notice of Proxy Access Nomination”) to have its nominee or nominees included in the Corporation’s proxy materials pursuant to this Section 11.

(a) To be timely, a Notice of Proxy Access Nomination must be delivered to, or mailed and received at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the date the Corporation commenced mailing of its proxy materials in connection with the preceding year’s annual meeting of stockholders (the last day on which a Notice of Proxy Access Nomination may be delivered, the “Final Proxy Access Nomination Date”). In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination. In addition to other requirements set forth in this Section 11, the Notice of Proxy Access Nomination must include the name and address of the Eligible Stockholder (including each stockholder and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder).

(b) For purposes of this Section 11, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that, as determined by the Corporation, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission (the “SEC”), and (ii) if the Eligible Stockholder so elects, a Statement (defined below).

(c) The maximum number of Stockholder Nominees that must be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders pursuant to this Section 11 shall not exceed the greater of (x) two and (y) 20% of the number of directors serving on the Board as of the Final Proxy Access Nomination Date (or if such amount is not a whole number, the closest whole number below 20%). The following persons shall be considered Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 11 has been reached: (1) any Stockholder Nominee that was submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 11 whom the Board decides to nominate as a Board Nominee or appoint as a director, (2) any Stockholder Nominee whose nomination is subsequently withdrawn, (3) any nominee of a stockholder pursuant to Article II, Section 10(a)(i)(C) hereof, and (4) any director who had been submitted by an Eligible Stockholder as a Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 11 at any of the preceding two annual meetings. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 11 exceeds (x) this maximum number, less (y) the number of Stockholder Nominees described in clauses (1), (2), (3) and (4) above ((x) less (y), the “Permitted Number”), and the Permitted Number exceeds zero, each Eligible Stockholder shall select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in the order of the amount (largest to smallest) of shares of the Corporation’s Class B Common Stock owned by each Eligible Stockholder as disclosed in the Notice of Proxy Access Nomination submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

Notwithstanding anything to the contrary contained in this Section 11, the Corporation shall not be required to include, pursuant to this Section 11, any Stockholder Nominees in the Corporation’s proxy materials for any meeting of stockholders for which the Corporation receives a notice pursuant to Article II, Section 10(a) hereof that a stockholder has nominated a person for election at such meeting.

(d) An Eligible Stockholder must have owned (as defined below) 3% or more of the Corporation’s outstanding Class B Common Stock continuously for at least three years (the “Required Shares”) as of both the date the written notice of the nomination is delivered to or mailed and received by the Corporation in accordance with this Section 11 and the record date for determining stockholders entitled to vote at the upcoming annual meeting and must continue to own the Required Shares until such upcoming annual meeting of stockholders. For purposes of satisfying the foregoing ownership requirement under this Section 11, (i) the shares of Class B Common Stock owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s Class B Common Stock and on whose behalf any stockholder is acting, may be aggregated, provided that the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty, and (ii) a group of funds under common management and investment control shall be treated as one stockholder or person for this purpose.

(e) Within the time period specified in this Section 11 for providing notice of a nomination, an Eligible Stockholder must provide the following information in writing to the Secretary (and the information contemplated to be provided under Article II, Section 10(a)(iii) hereof): (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the written notice of the nomination is delivered to or mailed and received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five business days after the record date for the upcoming annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, (ii) the written consent of each Stockholder Nominee to be named in the Corporation’s proxy statement as a nominee and to serve as a director if elected, (iii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act, (iv) a representation that the Eligible Stockholder (including each member of any group of stockholders or other persons that together is an Eligible Stockholder hereunder) (A) acquired and is presently holding the Required Shares in the ordinary course of business and not with the purpose of changing or influencing control of the Corporation, (B) has not nominated and will not nominate for election to the Board at the meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 11, (C) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Stockholder Nominee or a Board Nominee, (D) will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation, (E) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (F) is not and will not become party to (y) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how its Stockholder Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Stockholder Voting Commitment”) that has not been disclosed to the Corporation or (z) any Stockholder Voting Commitment that could limit or interfere with its Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (G) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with its Stockholder Nominee’s service or action as a director that has not been disclosed to the Corporation, and (v) an undertaking that the Eligible Stockholder (including each member of any group of stockholders or other persons that together is an Eligible Stockholder hereunder) agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provided to the Corporation, (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 11, (C) file with the SEC all soliciting and other materials as required under Section 11(k), and (D) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the upcoming annual meeting. The inspector of elections shall not give effect to the Eligible Stockholder’s votes with respect to the election of directors if the Eligible Stockholder does not comply with each of the obligations, agreements and representations in clauses (iv) and (v) above.

(f) For purposes of this Section 11, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation’s Class B Common Stock as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such Eligible Stockholder or any of its affiliates for any purposes or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s Class B Common Stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. An Eligible Stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the stockholder. A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice; or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. Whether outstanding shares of the Corporation’s Class B Common Stock are “owned” for these purposes shall be determined by the Board, which determination shall be conclusive and binding on the Corporation and its stockholders. For purposes of this Section 11, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(g) The Eligible Stockholder may provide to the Secretary, within the time period specified in this Section 11 for providing notice of a nomination, a written statement for inclusion in the Corporation’s proxy statement for the meeting, not to exceed 500 words, in support of the Stockholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 11, the Corporation may omit from its proxy materials any information or Statement that it believes would violate any applicable law, rule, regulation or listing standard.

(h) Within the time period specified in this Section 11 for providing a Notice of Proxy Access Nomination, a Stockholder Nominee must deliver to the Secretary a written representation and agreement that such person (i) is not and will not become a party to (y) any agreement, arrangement or understanding with, and has not given any Voting Commitment that has not been disclosed to the Corporation, or (z) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such person’s service or action as a director that has not been disclosed to the Corporation, and (iii) will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors. At the request of the Corporation, the Stockholder Nominee must submit all completed and signed questionnaires required of Corporation directors and officers. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee is independent under applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors (the “Applicable Independence Standards”). If the Board determines that the Stockholder Nominee is not independent under any of these standards, the Stockholder Nominee will not be eligible for inclusion in the Corporation’s proxy materials.

(i) The Corporation shall not be required to include, pursuant to this Section 11, a Stockholder Nominee in its proxy materials (i) if the Eligible Stockholder who has nominated such Stockholder Nominee (including each member of any group of stockholders or other persons that together is such Eligible Stockholder) has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Stockholder Nominee(s) or a Board Nominee, (ii) whose election as a member of the Board would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the listing standards of the principal exchange upon which the Corporation’s Class B Common Stock is traded, or any applicable state or federal law, rule or regulation, (iii) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (iv) whose then-current or within the preceding ten years’ business or personal interests place such Stockholder Nominee in a conflict of interest with the Corporation or any of its subsidiaries that would cause such Stockholder Nominee to violate any fiduciary duties of directors established pursuant to the DGCL, including but not limited to, the duty of loyalty and duty of care, as determined by the Board; (v) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (vi) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (vii) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board, or (viii) if the Eligible Stockholder (including each member of any group of stockholders or other persons that together is such Eligible Stockholder) or applicable Stockholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Stockholder or Stockholder Nominee or fails to comply with its obligations pursuant to this Section 11.

(j) Notwithstanding anything to the contrary set forth herein, the Board or the person presiding at the meeting shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder (including each member of any group of stockholders or other persons that together is an Eligible Stockholder hereunder) shall have breached its or their obligations, agreements or representations under this Section 11, as determined by the Board or the person presiding at the meeting, or (ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 11.

(k) The Eligible Stockholder (including any person who owns shares that constitute part of the Eligible Stockholder’s ownership for purposes of satisfying Section 11(f)) shall file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.

(l) No person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 11.

(m) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Stockholder Nominee’s election, shall be ineligible to be a Stockholder Nominee pursuant to this Section 11 for the next two annual meetings of stockholders following the meeting for which the Stockholder Nominee has been nominated for election.

SECTION 12. Inspectors. The Board may, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting or any reconvened meeting. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting may, or if inspectors shall not have been appointed, the chairman of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to faithfully execute the duties of inspector at the meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, certify those determinations and do those acts as are otherwise required by law or as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. Inspectors may, but do not need to, be individuals who serve the Corporation in other capacities, including as officers, employees, agents or representatives; provided that no director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

ARTICLE III

Board

SECTION 1. General Powers. The Board shall manage, or direct the management of, the business and affairs of the Corporation. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things that are not directed or required by law or the Certificate of Incorporation to be exercised or done by the stockholders.

SECTION 2. Number. The Board shall be not less than three (3) directors, the exact number of which shall be fixed, from time to time, by resolution adopted by the affirmative vote of a majority of the entire Board then in office. Directors need not be stockholders. The number of directors constituting the initial Board shall be three (3).

SECTION 3. Election and Term.

(a) Except as statute, the Certificate of Incorporation, or these Bylaws otherwise provide, all of the directors will be elected annually at the annual meeting of stockholders.

(b) Each director shall hold office until the director’s successor shall have been duly elected and qualified, subject to the director’s earlier death or resignation or removal, as provided in these Bylaws or the Certificate of Incorporation.

SECTION 4. Resignations. Any director of the Corporation may resign at any time by giving written notice of his or her resignation to the Corporation. The resignation shall take effect at the time, or upon the happening of an event, specified in the notice of resignation or, if the effective time of the resignation is not specified in the notice, immediately upon the Corporation’s receipt of the notice. Unless otherwise specified in the notice, the acceptance of the notice of resignation shall not be necessary to make the resignation effective.

SECTION 5. Removal of Directors. Any director may be removed from office, with or without cause, by the holders of a majority of the voting power of the shares entitled to vote thereon, voting together as a single class.

SECTION 6. Vacancies and Newly Created Directorships. Any vacancy or newly created directorship in the Board, however resulting, may be filled in the manner provided in and to the extent permitted under the Certificate of Incorporation.

SECTION 7. Place of Meetings. The Board may meet at the place or places, within or without the State of Delaware, as the Board may from time to time determine or as shall be specified in the notice of any such meeting.

SECTION 8. Regular Meetings. The Board shall hold regular meetings at the time and place as the Board may fix or as may be specified in a notice of meeting. Notice of regular meetings of the Board need not be given except as otherwise required by statute or these Bylaws.

SECTION 9. Special Meetings. The Board may hold special meetings at any time if the meeting is called by:

(a) the Chairman of the Board;

(b) the Chief Executive Officer;

(c) two or more directors of the Corporation; or

(d) one director if there is only a single director in office.

SECTION 10. Notice of Meetings. Notice of regular meetings of the Board need not be given except as otherwise required by statute or these Bylaws. Notice of each special meeting of the Board (and of each regular meeting for which notice shall be required) shall be given at least 24 hours before each special meeting, in writing, by electronic transmission or orally (either in person or by telephone), including the time, date and place of the meeting. Any director may waive notice of any meeting in a signed writing or by an electronic transmission that is filed with the minutes or corporate records. Any director who is present at a meeting (in person or by telephone) shall be conclusively presumed to have waived notice of the meeting except when the director attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither notice of a meeting nor a waiver of a notice need specify the purposes of, or the business to be transacted at, the meeting.

SECTION 11. Quorum and Manner of Acting. A majority of the total number of directors shall constitute a quorum for the transaction of business at any meeting of the Board. For an action of the Board to be taken at a meeting to be valid, directors that constitute a quorum must be present at the time that the vote on the action is taken. In the absence of a quorum at any meeting of the Board, a majority of the directors present thereat may adjourn the meeting until a quorum is present, and no further notice of the reconvened meeting need be given other than by announcement at the meeting which shall be so adjourned. The vote of a majority of the total number of directors present at the meeting at which there is a quorum shall determine all matters, except as the Certificate of Incorporation or these Bylaws otherwise provide or as law requires.

SECTION 12. Organization. At each meeting of the Board, the Chairman of the Board, if one has been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, the Chief Executive Officer (or, in his absence, another director chosen by a majority of the directors present) shall act as chairman of the meeting and preside at the meeting. The Secretary or, in his absence, any person appointed by the chairman, shall act as secretary of the meeting and keep the minutes of the meeting.

SECTION 13. Compensation. The Board shall have authority to fix or establish policies for the compensation, including fees and reimbursement of expenses, for services that the directors provide to the Corporation.

SECTION 14. Committees. The Board may designate one or more committees, including an executive committee, consisting of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by statute or the Certificate of Incorporation, each committee, to the extent permitted by Section 141(c)(2) of the DGCL and provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board; but no committee shall have the power or authority to:

(a) approve, adopt or recommend to the stockholders any action or matter expressly required by DGCL to be submitted to the stockholders for approval (other than the election or removal of directors); or

(b) adopt, amend or repeal any Bylaw of the Corporation.

SECTION 15. Action by Consent. Unless restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken by the Board or any committee of the Board may be taken without a meeting if all members of the Board or the committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions of them) are filed with the minutes of the proceedings of the Board or the committee, as the case may be. The filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 16. Telephonic Meeting. Any one or more members of the Board or any committee of the Board may participate in a meeting of the Board or the committee by means of a conference call or using any communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

ARTICLE IV

Officers

SECTION 1. Number and Qualifications. The Board shall elect the officers of the Corporation, which may include a Chief Executive Officer, a President, one or more Vice Presidents, and a Secretary. The Board may also select other officers as it may deem to be necessary or appropriate, including a Chairman, a Chief Operating Officer, a Chief Financial Officer, a Chief Accounting Officer, a Chief Legal Officer, a Treasurer, one or more Assistant Secretaries and one or more Assistant Treasurers. Any two or more offices may be held by the same person, and no officer except the Chairman of the Board need be a director. Each officer shall hold office until his successor shall have been duly elected, or until his death, or until he shall have resigned or have been removed, as hereinafter provided in these Bylaws.

SECTION 2. Resignations. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. The resignation shall take effect at the time, or upon the happening of an event, specified in the notice of resignation or, if the effective time of the resignation is not specified in the notice, immediately upon the Corporation’s receipt of the notice. Unless otherwise specified in the notice, the acceptance of the notice of resignation shall not be necessary to make the resignation effective.

SECTION 3. Removal. The Board may remove any officer of the Corporation, with or without cause, at any time.

SECTION 4. Chairman of the Board. The Chairman of the Board, if one is elected, shall preside at meetings of the Board. The Chairman shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board and shall perform such other duties as the Board may from time to time assign to him or her. The same individual may serve as both Chairman of the Board and Chief Executive Officer.

SECTION 5. Chief Executive Officer. The Chief Executive Officer shall, in the absence of the Chairman of the Board, if available and present, preside at each meeting of the Board. The Chief Executive Officer shall have the powers and duties customarily and usually associated with the position of Chief Executive Officer and those other powers and duties as the Board may from time to time assign to him or her.

SECTION 6. President. The President shall have the powers and duties customarily and usually associated with the office of the President and those other powers and duties as the Board may from time to time assign to him or her. The Chairman of the Board, Chief Executive Officer and the President may be the same person.

SECTION 7. Vice-President. Each Vice-President shall have those powers and perform those duties as the Board may from time to time assign to him or her. The Board may name Executive Vice Presidents or Senior Vice Presidents or otherwise establish different categories of vice presidents.

SECTION 8. Secretary. The Secretary shall have the powers and duties as are customarily and usually associated with the position of Secretary or as the Board, the Chairman of the Board or the Chief Executive Officer may from time to time assign to him or her.

SECTION 9. Chief Legal Officer. The Chief Legal Officer shall have the powers and duties customarily and usually associated with the office of the General Counsel and the other powers and duties as the Board may from time to time be assigned to him or her.

SECTION 10. Other Officers. The Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer, Assistant Secretaries and Assistant Treasurers, if any, and any other officers shall perform the duties as the Board may from time to time assign.

SECTION 11. Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE V

Capital Stock

SECTION 1. Issuance of Stock. Unless otherwise voted by stockholders and subject to the provisions of the Certificate of Incorporation and the DGCL, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in the manner, for the consideration and on the terms as the Board may determine. The Board may determine the amount of consideration to be received for capital stock to be issued by the Corporation by approving a formula by which the amount of consideration is determined.

SECTION 2. Stock Certificates. Certificates shall represent the stock of the Corporation, provided that the Board of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

SECTION 3. Facsimile Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be that officer, transfer agent or registrar before the certificate is issued, it may be issued by the Corporation with the same effect as if he were that officer, transfer agent or registrar at the date of issue.

SECTION 4. Lost Certificates. The Corporation shall not issue certificates for shares of stock in the Corporation in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of the loss, theft or destruction and, if the Board so requests, upon delivery to the Corporation of a bond of indemnity in the amount, upon the terms and secured by the surety, as the Board in its discretion may require.

SECTION 5. Transfers of Stock. Transfers of stock shall be made on the books of the Corporation by the holder of the shares in person or by the holder’s attorney upon surrender and cancellation of certificates for a like number of shares, or as law otherwise provides with respect to uncertificated shares.

SECTION 6. Fixing the Record Date. In order that the Corporation may determine the stockholders entitled:

(a) to notice of and to vote at any meeting of stockholders;

(b) to express consent to corporate action in writing without a meeting (to the extent permitted by the Certificate of Incorporation and Bylaws);

(c) to receive payment of any dividend or other distribution or allotment of any rights;

(d) to exercise any rights in respect of any change, conversion or exchange of stock; or

(e) for the purpose of any other lawful action;

the Board may establish, in advance, a record date. Any record date to determine the stockholders entitled to notice of a meeting of stockholders shall not be more than 60 nor less than 10 days before the date of the meeting and, if the Board so fixes such a date, that date shall also be the record date for determining the stockholders entitled to vote at that meeting unless the Board determines, at the time it fixes the record date, that a later date on or before the meeting shall be the date for making the determination. Any record date for purposes of any other action described above shall be fixed or determined in accordance with applicable law.

If no record date is fixed, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be determined in accordance with applicable law.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board may fix a new record date for the reconvened meeting.

SECTION 7. Registered Stockholders. The books of the Corporation shall include the names and addresses of the holders of record of the shares of stock of the Corporation, together with the number of shares of each class and series held by each record holder and the date of issue of those shares. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock as the person entitled to exercise the rights of a stockholder, including to receive dividends and to vote as the owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in the share or shares of stock on the part of any other person, whether or not it shall have express or other notice of the claim, except as the laws of Delaware otherwise provide.

SECTION 8. Dividends. Subject to applicable law and the Certificate of Incorporation, the Board may declare dividends upon the capital stock of the Corporation as and when it deems expedient. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless statute or the Certificate of Incorporation otherwise provide. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, a sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the Corporation.

SECTION 9. Transfer Agents and Registrars. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

SECTION 10. Regulations. The Board may make additional rules and regulations, not inconsistent with these Bylaws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock or with respect to uncertificated shares of stock of the Corporation.

ARTICLE VI

Indemnification

SECTION 1. Right to Indemnification.

(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of the proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that the amendment permits the Corporation to provide broader indemnification rights than the law permitted the Corporation to provide prior to the amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection therewith; provided that, except as provided in Section 3 of this Article VI with respect to proceedings to enforce rights to indemnification and advancement, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part of that proceeding) initiated by the indemnitee only if the proceeding (or part thereof) was authorized by the Board of the Corporation. Any person serving as a director, officer or trustee of a corporation, partnership, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned directly or indirectly by the Corporation, shall be conclusively presumed to be serving in that capacity at the request of the Corporation.

(b) Each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding by reason of the fact that he or she (or a person for whom he or she is the legal representative) is or was licensed to practice law and is or was an employee (including an employee who is or was an officer) of the Corporation or any of its direct or indirect wholly owned subsidiaries (“Counsel”) and, while acting in the course of that employment committed or is alleged to have committed any negligent acts, errors or omissions in rendering professional legal services at the request of the Corporation or pursuant to his or her employment (including, without limitation, rendering written or oral legal opinions to third parties) shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to that amendment) against all expenses, liability and loss (including attorneys’ fees, judgments, fines or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Counsel in connection therewith; provided that to the extent any such expenses, liabilities or losses are covered by insurance, other than insurance maintained by the Corporation, the Corporation shall be required to indemnify and hold harmless the Counsel only to the extent that those expenses, liabilities or losses are not covered by such insurance.

SECTION 2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1 of this Article VI, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or Counsel (and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that the indemnitee is not entitled to be indemnified for expenses under this Article VI or otherwise.

SECTION 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article VI is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending the suit. In:

(a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and

(b) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to the action, a committee of those directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of the suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to the action, a committee of those directors, independent legal counsel, or its stockholders) that the indemnitee has not met the applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of a suit brought by the indemnitee, be a defense to that suit. The termination of any proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in accordance with the applicable standards under the DGCL or, with respect to any criminal action or proceeding, that the indemnitee had reasonable cause to believe that the indemnitee’s was unlawful. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

SECTION 4. Non-Exclusivity of Rights.

(a) The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or directors or otherwise.

(b) As between the Corporation and any other person or entity (other than an entity directly or indirectly controlled by the Corporation) who provides indemnification to the indemnitees for their service to, or on behalf of, the Corporation (collectively, the “secondary indemnitors”), the Corporation:

(i)	shall, except as provided in Section 1(b) of this Article VI, be the full indemnitor of first resort in respect of indemnification or advancement of expenses in connection with any jointly indemnifiable claims (as defined below), pursuant to and in accordance with the terms of this Article VI, irrespective of any right of indemnification, advancement of expenses or other right of recovery any indemnitee may have from any secondary indemnitor or any right to insurance coverage that any indemnitee may have under any insurance policy issued to any secondary indemnitor (i.e., the Corporation’s obligations to those indemnitees are primary and any obligation of any secondary indemnitor, or any insurer of any secondary indemnitor, to advance expenses or to provide indemnification or insurance coverage for the same loss or liability incurred by those indemnitees is secondary to the Corporation’s obligations);

(ii)	shall be required to advance the full amount of expenses incurred by any such indemnitee and shall be liable for the full amount of all liability and loss suffered by the indemnitee (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the proceeding), without regard to any rights any such indemnitee may have against any secondary indemnitor or against any insurance carrier providing insurance coverage to that indemnitee under any insurance policy issued to a secondary indemnitor; and

(iii)	irrevocably waives, relinquishes and releases each secondary indemnitor from any and all claims against that secondary indemnitor for contribution, subrogation or any other recovery of any kind in respect those claims.

The Corporation shall indemnify each secondary indemnitor directly for any amounts that the secondary indemnitor pays as indemnification or advancement on behalf of any such indemnitee and for which the indemnitee may be entitled to indemnification from the Corporation in connection with jointly indemnifiable claims. No right of indemnification, advancement of expenses or other right of recovery that an indemnitee may have from any secondary indemnitor shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. No advancement or payment by any secondary indemnitor on behalf of any such indemnitee with respect to any claim for which the indemnitee has sought indemnification from the Corporation shall affect the foregoing and the secondary indemnitors shall be subrogated to the extent of that advancement or payment to all of the rights of recovery of the indemnitee against the Corporation. Each indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure the rights of the indemnitee’s secondary indemnitors under this Section 4(b) of this Article VI, including the execution of those documents as may be necessary to enable the secondary indemnitors effectively to bring suit to enforce those rights, including in the right of the Corporation. Each of the secondary indemnitors shall be third-party beneficiaries with respect to, and shall be entitled to enforce, this Section 4(b) of this Article VI. As used in this Section 4(b) of this Article VI, the term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit, proceeding or other matter for which an indemnitee shall be entitled to indemnification, reimbursement, advancement of expenses or insurance coverage from both a secondary indemnitor (or an insurance carrier providing insurance coverage to any secondary indemnitor) and the Corporation, whether pursuant to the DGCL (or other applicable law in the case of any secondary indemnitor), any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the secondary indemnitors or any insurance policy providing insurance coverage to any secondary indemnitors, as applicable.

SECTION 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify that person against that expense, liability or loss under the DGCL.

SECTION 6. Indemnification of Employees and Agents of the Corporation. The Corporation may grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7. Constituent Corporations. For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed into the Corporation in a consolidation or merger if the corporation would have been permitted (if its corporate existence had continued) under applicable law to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of the constituent corporation, or is or was serving at the request of the constituent corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as the person would have with respect to the constituent corporation if its separate existence had continued.

SECTION 8. Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights and those rights shall continue as to an indemnitee who has ceased to be a director, officer, trustee or Counsel and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to the amendment or repeal.

ARTICLE VII

General Provisions

SECTION 1. Seal. The seal of the Corporation shall be in the form as shall be approved by the Board.

SECTION 2. Fiscal Year. The Board, by resolution, shall fix the fiscal year of the Corporation. Once fixed, the Board may change the fiscal year by resolution.

SECTION 3. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by the officer, officers, person or persons as from time to time may be designated by the Board or by an officer or officers authorized by the Board to make that designation.

SECTION 4. Execution of Contracts. The Board may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and the authority may be general or confined to specific instances.

SECTION 5. Reliance upon Books, Reports and Records. Each director, each member of any committee designated by the Board and each officer shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon the information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other person or entity as to matters which the director, committee member or officer reasonably believes are within the other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

SECTION 6. Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended or restated and in effect from time to time.

SECTION 7. Evidence of Authority. A certificate by the Secretary or any Assistant Secretary as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of that action.

SECTION 8. Severability and Inconsistency. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws. If any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of the inconsistency, but shall otherwise be given full force and effect.

SECTION 9. Notice and Waiver of Notice.

(a) Whenever any notice is required by these Bylaws to be given to the stockholders, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if made in any manner permitted by law. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise required by law.

(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders of the Corporation pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders of the Corporation given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder of the Corporation to whom the notice is given. Any such consent shall be deemed revoked if:

(i)	the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with the consent; and

(ii)	the inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice.

However, the inadvertent failure to treat the inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, except as otherwise limited by applicable law, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient of that communication, and that may be directly reproduced in paper form by the recipient through an automated process.

(c) Whenever notice is required to be given under any provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the stockholder entitled to notice, or a waiver by electronic transmission by the person or entity entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders of the Corporation need be specified in any waiver of notice of the meeting. Attendance of a stockholder of the Corporation at a meeting of the stockholders shall constitute a waiver of notice of the meeting, except when the stockholder attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 10. Voting of Stock in Other Entities. Unless a resolution of the Board otherwise provides, the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder, interestholder or otherwise in any other corporation or other entity, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of the other corporation or entity.

ARTICLE VIII

Amendments

SECTION 1. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal these Bylaws. In addition to any requirements of law and any other provision of the Certificate of Incorporation or these Bylaws, and notwithstanding any other provision of the Certificate of Incorporation or these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal any Bylaw; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Class B Common Stock shall be required for the stockholders to amend or repeal, or to adopt any provision inconsistent with, Article II, Section 3 (special meetings), Article II, Section 10 (advance notice), Article III, Section 5 (removal of directors) and this proviso of Article VIII, Section 1 of these Bylaws.

Effective as of February 23, 2018